Exhibit 99.1

Nortech Systems Announces New Board Member

Release: 5/12/2022 10:00:00 AM

MINNEAPOLIS - Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, aerospace & defense and industrial markets, announced today David Graff was elected to the company's board of directors.

"We are delighted to welcome Mr. Graff to our board of directors," said David Kunin, Chairman of the Board. "He comes to Nortech not only with deep financial leadership experience, but with impressive strategic skills that will help Nortech face future challenges that come with our growth objectives." Jay D. Miller, President & CEO added, "Dave joins a strong board and I look forward to his contributions as we continue to execute our strategy."

Mr. Graff brings broad experience in financial leadership and global business strategy for companies in a variety of industries. His most recent engagements include companies in digital services, cybersecurity, business services and manufacturing. Mr. Graff retired from Deluxe Corporation in 2019 after 20 years as head of Corporate Development. He previously served in financial and operations leadership roles at Colwell Industries, Inc. and Ecolab Inc. and as an auditor of public and private companies at Arthur Andersen & Co. S.C. He currently serves on the Board of Directors of 313 Software LLC (dba Truscribe) and Rourke and Gunner Group and has previously served on boards for other for-profit and non-profit organizations including the YMCA of the North, the Jesuit Partnership, and the pre-seed capital fund, the William C. Norris Institute. Mr. Graff commented, "I'm excited to join the board of directors for Nortech. I look forward to engaging with the other board members and company leadership to support and sustain Nortech's growth strategy and thoughtfully address business challenges of this innovative and nimble engineering and manufacturing services company."

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed, and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity & data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.

Contacts

Chris Jones, CFO

cjones@nortechsys.com

952-345-2244